Exhibit 10.65

November 19, 2003

David E. Pertl, Senior Vice President & Chief Financial Officer
Fresh Choice, Inc.
485 Cochrane Circle
Morgan Hill, Ca 95037

Dear David,

In response to your recent request, Mid-Peninsula Bank, subject to your acceptance and acknowledgement, hereby agrees to amend our Commercial Deed Of Trust, Financing Statement, Security Agreement and Fixture Filing (with Assignment Of Rents and Leases) dated August 13, 2001 (as amended August 13, 2003), as follows:

•	Section 10.3	Minimum Ratio.

Trustor shall maintain a ratio, as of the end of each fiscal year of Trustor, of (x) the amount of Trustor’s annual Net Income adjusted to exclude any non-cash income and to exclude expenses for interest, taxes, depreciation, amortization, asset impairment, and restaurant opening costs; less the amount of dividends and distributions paid to shareholders of Trustor, to (y) the amount of the current portion of long-term obligations plus the amount of the annual interest expense for the fiscal year, that is equal to or greater than 1.50 to 1.  Except as provided above, all computations made to determine compliance with the requirements contained in this paragraph shall be based on Trustor’s most recent annual financial statements, and shall be made in accordance with generally accepted accounting principles, applied on a consistent basis, and certified by Trustor as being true and correct.

•	Section 10.6	Tangible Net Worth.
The first sentence of Section 10.6 shall now read as follows:
Trustor shall maintain at all times a “Tangible Net Worth” in excess of $15,000,000.00.

Please sign and return the acknowledgement copy to this letter to me to confirm your acceptance of the above modifications on behalf of Fresh Choice, Inc.  In addition, your acknowledgement will confirm to Mid-Peninsula Bank that, except as expressly changed by this agreement, the terms of the original obligations of Fresh Choice, Inc. to Mid-Peninsula Bank, including all agreements evidencing or securing the obligations, remain unchanged and in full force and effect.

Sincerely,

/s/ Joe Stafford

Joe Stafford Senior Vice President

Acknowledged and Accepted by:
Fresh Choice, Inc.
By:

/s/David E. Pertl

David E. Pertl, Senior Vice President & Chief Financial Officer